EXHIBIT 1

To the Holders of
CorTS Trust for Southern Company Capital Trust, CUSIP 22080N205


Pursuant to Section 4.2 of the Trust Agreement, U.S. Bank Trust National Association, as Trustee for the CorTS Trust for Southern Company Capital Trust, hereby gives notice with respect to the Distribution occurring on August 1, 2000 (the "Distribution Date") as follows:

     1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest expressed as a dollar amount per $25.00 principal amount of certificates, is:

                                                     Total Distribution for
 Principal      Interest        Total Distribution   Calendar Year 2000

  $0.00       $1.023.75            $1.023.75            2.04775


2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.00

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. $29,000.000 aggregate principal amount of Exchange Capital Securities due February 1, 2037 (the "Term Assets") held for the above trust.

5. The Aggregate Certificate Principal Balance of the Certificates at the close of business on the Distribution Date is $29,000,000.



                      U.S. BANK TRUST NATIONAL ASSOCIATION